Exhibit 3.67
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL RESOURCES GROUP LTD.
     I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:
     FIRST: The name of the corporation is
INTERNATIONAL RESOURCES GROUP LTD.
     SECOND: The registered office of the corporation and place of business in the State of Delaware is to be located at 410 South State Street, in the City of Dover, County of Kent. The name of its registered agent at that address is Corporate Filing Service, Inc.
     THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things therein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:
     Development and application of long-term energy/economic planning, including regional planning and project evaluation; developing approaches for the implementation of technologies based on renewable resources; planning in the area of industrial development, agriculture, and housing for present and projected world energy conditions; developing projects in all of these areas in the private and public sector, both alone and in cooperation with others.
     The corporation shall not engage in the practice of engineering or architecture.
     To do any lawful act or thing for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares which the corporation is authorized to issue is Thirty-Two Thousand (32,000) common shares, each of which is to be without par value.
     FIFTH: The names and addresses of each of the incorporators or incorporator are as follows:

Name	Address
Betty Jo Jerome	500 Central Avenue
Albany, New York 12206
     SIXTH: The Directors shall have power to make and to alter or amend the By-Laws: to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchises of this Corporation.
     With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.
     The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by Law or the By-Laws, or by resolution of the stockholders.
     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.
     It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be in nowise limited or restricted by reference to or inference from the terms of any other clans or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 30th day of August, 1984.

Betty Jo Jerome Incorporator	/s/ Betty Jo Jerome

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL RESOURCES GROUP LTD.
     INTERNATIONAL RESOURCES GROUP LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the following resolution was duly adopted by the unanimous written consent of the members of the Board of Directors for action by the written consent of the Stockholders of said corporation:
RESOLVED, that the Certificate of Incorporation of International Resources Group Ltd. be changed so as to increase the total number of shares which the corporation is authorized to issue by amending paragraph “FOURTH” so that, as amended, said paragraph shall be and read as follows:
“The total number of shares which the corporation is authorized to issue is Fifty Thousand (50,000) common shares, each of which is to be without par value.”
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the amendment was submitted to the stockholders of said corporation for action by written consent of said stockholders and the holders of the necessary number of shares as required by statute gave their written consent in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with Section 222 of the General Corporation Law of the State of Delaware.

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     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
     IN WITNESS WHEREOF, said INTERNATIONAL RESOURCES GROUP LTD. has caused this certificate to be signed by Samuel Hale, Jr., its President and Asif Shaikh, its Secretary this 22nd day of December, 1989.

By:
President

Attest:
Secretary

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL RESOURCES GROUP LTD.
     INTERNATIONAL RESOURCES GROUP LTD., a corporation organized and existing under and by virtue of the General corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the following resolution was duly adopted by the unanimous written consent of the members of the Board of Directors for action by the written consent of the Stockholders of said corporation:
RESOLVED, that the Certificate of Incorporation of International Resources Group Ltd. be changed so as to increase the total number of shares which the corporation is. authorized to issue by amending paragraph “FOURTH” so that, as amended, said paragraph shall be and read as follows:
“The total number of shares which the corporation is authorized to issue is Five Hundred Thousand (500,000) cannon shares, each of which is to be with one ($.01) cent par value.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the amendment was submitted to the stockholders of said corporation for action by written consent. of said stockholders and the holders of the necessary number of shares as required by statute gave their written consent in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with Section 322 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
     IN WITNESS WHEREOF, said INTERNATIONAL RESOURCES GROUP LTD. has caused this certificate to be signed by Asif Shaikh, its President and Charles Kibanger, its Secretary, this 26th day of March, 1999.

By:
President

Attest:
Secretary